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                                                                     EXHIBIT 3.2

                              AMENDED AND RESTATED

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                     AMERICAN COMMERCIAL LINES HOLDINGS LLC





                      a Delaware limited liability company











                            Dated as of May 29, 2002
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                              AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                     AMERICAN COMMERCIAL LINES HOLDINGS LLC

      THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF AMERICAN COMMERCIAL LINES HOLDINGS (this "Agreement") is made and entered into as of May 29, 2002, by ACLines LLC.

                                    ARTICLE I
                                   DEFINITIONS

      The following capitalized words and phrases used in this Agreement shall have the following respective meanings:

      1.1 "Act" means the Delaware Limited Liability Company Act, as amended from time to time.

      1.2 "Agreement" means this Amended and Restated Limited Liability Company Agreement of American Commercial Lines Holdings LLC, as amended from time to time.

      1.3 "Company" means American Commercial Lines Holdings LLC, a Delaware limited liability company.

      1.4 "Exchange Offer" means American Commercial Lines LLC's offer to exchange its 11.25% Senior Notes due 2008 and its 12% Pay-In-Kind Senior Subordinated Note due 2008 for its 10.25% Senior Notes due 2008 pursuant to the Offering Memorandum, Solicitation of Consents and Acceptances and Disclosure Statement of Company dated April 15, 2002.

      1.5 "Managing Member" means ACLines LLC, a Delaware limited liability company.

      1.6 "Percentage Interest" means the percentage set forth opposite the Managing Member's name on Exhibit A.

      1.7 "Tax Amount" means, for any period, the highest marginal combined federal, state, local and foreign income, franchise, capital, license, and other taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, which would have been payable by the Company and its subsidiaries if the Company were a corporation domiciled in New York, New York, and doing business in New York, New York and in the other jurisdictions in which the Company and its subsidiaries do business, filing separate tax returns; provided, that in determining the Tax Amount for a period, the effect thereon of any net operating loss carryforwards or other carryforwards for periods after the consummation of the Exchange Offer, such as alternative minimum tax carryforwards attributable to periods


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after the consummation of the Exchange Offer, that would have arisen if the
Company were a corporation domiciled in New York, New York and doing business in New York, New York and in the jurisdictions in which the Company does business shall be taken into account to the extent they would be taken into account under applicable law. In no event shall the Tax Amount for any year or other period be less than zero.

                                   ARTICLE II
                                  ORGANIZATION

      2.1 Formation. The Company has been formed under the Act for the purposes and upon the terms and conditions hereinafter set forth. The rights and liabilities of the Managing Member shall be as provided in the Act, except as otherwise expressly provided herein. The Managing Member is hereby designated as an authorized person, within the meaning of the Act, and is hereby authorized to and shall cause to be executed and filed any certificates and documents as may be necessary or appropriate from time to time to comply with all requirements for the continued existence and operation of a limited liability company in the State of Delaware and all other jurisdictions where the Company may desire to conduct its business. To the extent permitted by applicable law, the provisions of this Agreement shall override the provisions of the Act in the event of any inconsistency or contradiction between them.

      2.2 Name. The name of the Company is "American Commercial Lines Holdings LLC." The Company may also do business at the same time under one or more fictitious names if the Managing Member determines that such is in the best interests of the Company. The Managing Member may from time to time for reasonable cause change the name of the Company.

      2.3 Principal Place of Business. The principal office of the Company is located at 1701 East Market Street, Jeffersonville, Indiana, 47130, or such other place as the Managing Member may from time to time designate. The Company may maintain such other places of business as the Managing Member may deem advisable from time to time.

      2.4 Business Purpose. The business purposes of the Company shall be to conduct any business, enterprise or activity permitted under the Act, including, without limitation, (a) to hold the equity interest of and operate American Commercial Lines LLC, (b) to enter into any partnership, joint venture, business trust arrangement, limited liability company or other similar arrangement to engage in any business permitted by or under the Act and (c) to engage in such additional acts and activities and to conduct such other business as the Managing Member shall reasonably deem necessary or advisable. The Managing Member shall have the right to engage or invest in any business activity, enterprise or venture regardless of whether such activity, enterprise or venture competes with the Company's activities, enterprises or ventures, and the Managing Member shall not have any obligation to offer any business opportunity to the Company.


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      2.5 Fictitious Business Name Statements. Following the execution of this
Agreement, fictitious business name statements shall be filed and published when and if the Managing Member determines it to be necessary. Any such statement shall be renewed as required by law.

      2.6 Registered Office; Agent for Service of Process. The address of the registered office of the Company in the State of Delaware is located at The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 and the registered agent for service of process on the Company in the State of Delaware at such registered office is Corporation Trust Company.

                                  ARTICLE III
                          ALLOCATIONS AND DISTRIBUTIONS

      3.1 Allocations. All items of income, gain, loss, deduction and credit shall be allocated to the Managing Member.

      3.2 Distributions. At the times determined by the Managing Member, the Company shall distribute to the Managing Member (a) the Tax Amount and (b) any other funds held by the Company so long as such distribution is not in violation of the Act or other applicable law.

                                   ARTICLE IV
                                   MANAGEMENT

      4.1 Management of the Company. The business and affairs of the Company shall be managed and controlled solely and exclusively by the Managing Member, who shall have all of the rights that may be possessed by a member pursuant to the Act and such rights and powers as are otherwise conferred by law or are necessary, advisable or convenient for the management of the business and affairs of the Company.

      4.2 Expenses and Services of the Managing Member. The Managing Member may charge the Company and be reimbursed for all expenses (including, without limitation, legal fees and disbursements, accounting fees and disbursements and travel expenses) incurred by the Managing Member in connection with the Company's business or affairs, and may allocate to the Company on any basis selected by the Managing Member in good faith which is consistent with good accounting practices, a portion of any and all expenses incurred for the mutual benefit of the Company and the other operations, businesses or affairs of the Managing Member or its affiliates.

      4.3 Liability of Managing Member.

            4.3.1 The Managing Member will not be bound by, or be personally liable for, the expenses, liabilities or obligations of the Company.

            4.3.2 The Managing Member shall be indemnified and held harmless by the Company from and against any and all claims, demands, liabilities, costs, damages and causes of action of any nature whatsoever (including, without limitation,


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reasonable attorneys' fees or other expenses incurred in connection with settlement or any legal proceeding, but excluding income taxes payable by the Managing Member as a result of the Managing Member's ownership of an interest in the Company) arising out of actions taken by the Managing Member in the management of the Company's business or affairs. The indemnification rights contained in this Section 4.3.2 shall be cumulative of, and in addition to, any and all rights, remedies and recourse to which the Managing Member may be entitled, whether pursuant to the provisions of this Agreement, at law or in equity.

                                   ARTICLE V
                     RECORDS, TAX MATTERS AND BANK ACCOUNTS

      5.1 Books and Records. The Managing Member shall keep true and complete records and books of account with respect to the operations of the Company.

      5.2 Accounting Basis. The Company shall use such method of accounting and make any accounting and tax elections as shall be determined by the Managing Member.

      5.3 Bank Accounts. The Managing Member, on behalf of the Company, shall open and maintain a separate bank account or accounts in which shall be deposited all of the capital and any other funds of the Company.

      5.4 Tax Treatment. It is the intention of the Managing Member that, for income tax purposes, the Company be treated as an entity that is disregarded as an entity separate from its owner. The Managing Member and the Company shall timely make all necessary elections and filings, if any, for income tax purposes such that it will not be treated as a separate entity, but, instead, will be treated for income tax purposes as an entity that is disregarded as an entity separate from its owner.

                                   ARTICLE VI
                          DISSOLUTION AND TERMINATION

      6.1 Events of Dissolution. The Company shall be dissolved upon the first to occur of the following: (a) the Managing Member desires to terminate the Company; or (b) the occurrence of any other event specified under the laws of the State of Delaware as one effecting dissolution. The dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until the assets of the Company shall have been liquidated and distributed as provided herein. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business and affairs of the Company and the rights and obligations of the Managing Member, as such, shall continue to be governed by this Agreement.

      6.2 Winding Up of Affairs. Upon the dissolution of the Company, the Managing Member shall proceed diligently to wind up the affairs of the Company, to


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either distribute in kind or liquidate the assets of the Company and then to terminate the Company in accordance with the provisions of and procedures specified in the Act.

      6.3 Cancellation of Certificate. Upon the completion of the winding up of the Company and the distribution of the Company's assets, the Company shall be terminated and the Managing Member shall cause the Company to execute and file a Certificate of Cancellation in accordance with the Act.

                                  ARTICLE VII
                                  MISCELLANEOUS

      7.1 Successors and Assigns. Subject to any restrictions on transfer set forth in the Act or any other law, rule or regulation, this Agreement, and each and every provision hereof, shall be binding upon and shall inure to the benefit of the Managing Member, and its respective successors and assigns. Each and every successor-in-interest to the Managing Member, whether such successor acquires such interest by way of purchase, foreclosure or any other method, shall hold such interest subject to all of the terms and provisions of this Agreement.

      7.2 Amendment. No change, modification or amendment of this Agreement shall be valid or binding unless such change, modification or amendment shall be in writing and duly executed by the Managing Member.

      7.3 Entire Agreement. This Agreement constitutes the full and complete agreement of the party hereto with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral, between the party with respect to the subject matter hereof.

      7.4 Severability. Each provision of this Agreement is intended to be severable and the invalidity or illegality of any portion of this Agreement shall not affect the validity or legality of the remainder hereof.

      7.5 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall for all purposes constitute one Agreement, binding on the Managing Member.

      7.6 Applicable Law. This Agreement and the rights and obligations of the party hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Delaware (but not including the choice of law rules thereof).


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            IN WITNESS WHEREOF, the Managing Member has executed this Agreement as of the date first above written.

                                        THE MANAGING MEMBER:

                                        ACLINES LLC


                                        By:    /s/ David Barse
                                               _________________________________
                                        Name:  David Barse
                                        Title: President


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                                    EXHIBIT A

                         MEMBER AND PERCENTAGE INTEREST

         NAME AND ADDRESS                                          PERCENTAGE
            OF MEMBER                                               INTEREST
            ---------                                               --------
ACLines LLC,                                                           100%
a Delaware limited liability company
c/o Danielson Holding Corporation
767 Third Avenue
New York, New York 10017


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